EXHIBIT 99.1

Premier Exhibitions Reports Full Year and Fourth Quarter 2013 Results

ATLANTA, May 28, 2013 (GLOBE NEWSWIRE) -- Premier Exhibitions, Inc. (Nasdaq:PRXI), a leading presenter of museum-quality touring exhibitions around the world, today announced financial results for the full year and fourth quarter ended February 28, 2013.

Key highlights for the 2013 fiscal year compared to prior fiscal year:

  Total revenue increased 24.5% to $39.5 million compared to $31.7 million in fiscal 2012.
  Gross profit increased 43.4% to $20.7 million from $14.4 million while gross margins improved to 52.5% from 45.6% in the prior year.
  Net income after non-controlling interest was $2.0 million, or $0.04 per diluted share, compared to a net loss after non-controlling interest of $(5.8) million, or $(0.12) per diluted share in last year's fiscal year.
  Adjusted EBITDA, a non-GAAP measure (1), was $7.8 million, an increase of $6.6 million from the prior year's results. For fiscal year 2013 and the fourth fiscal quarter, adjusted EBITDA excludes the impact of Hurricane Sandy on New York City operations.

Comparing the fourth fiscal quarter with the prior year's fourth fiscal quarter:

  Total revenue decreased 11.6% to $6.7 million compared to $7.5 million in the fourth quarter of fiscal 2012. The Company estimates that exhibition revenue was negatively impacted by approximately $1.4 million (based on comparable results for the same period of fiscal 2012) due to the Hurricane Sandy-related shutdown of its semi-permanent exhibitions at The South Street Seaport location in New York City. Partially offsetting this decline was a substantial increase in merchandise revenue, which was driven by the assets and merchandising rights purchased from Exhibit Merchandising, LLC.
  Gross profit decreased to $2.8 million from $3.1 million in last year's fourth fiscal quarter, although gross margins improved to 41.6% from 41.3% in the prior year.
  Net loss after non-controlling interest was $(1.1) million, or $(0.02) per diluted share, compared to a net loss after non-controlling interest of $(2.9) million, or $(0.06) per diluted share in last year's fourth fiscal quarter.
  Adjusted EBITDA, a non-GAAP measure (1), was $0.2 million, an increase of $0.5 million from the prior year's results.
  Total exhibition days were 1,150 as compared to 1,185 in the fourth fiscal quarter of 2012.
  Average attendance per exhibition day was 399 compared to 483 in last year's fourth fiscal quarter.
  Average ticket prices at semi-permanent, museum and other locations decreased 6.8% to $14.62 compared with an average semi-permanent, museum and other locations ticket price of $15.69 in the fourth quarter of fiscal 2012.
  General and administrative expenses decreased 11.9% to $3.2 million, compared with $3.6 million in last year's fourth fiscal quarter. The Company incurred lower professional fees that were only partially offset by higher compensation related expenses.
  On February 28, 2013, the Company had total cash and marketable securities of $6.8 million.

Michael Little, Premier's Chief Financial Officer and Chief Operating Officer, stated, "Fiscal 2013 was a strong year for Premier as we successfully executed the business and generated outstanding operating results, including achieving our first full year of profitability since fiscal 2008. Having already restructured the organization in prior years, we utilized fiscal 2013 to grow and diversify our top-line through exhibition and merchandise revenue while demonstrating traction in improving key financial measures such as gross profit, adjusted EBITDA, and net income. In fiscal 2014, we plan to build on these accomplishments and further enhance our financial condition so that we can unlock value for the benefit of all shareholders."

Samuel Weiser, Premier's President and Chief Executive Officer, stated, "Although the Hurricane Sandy-related shutdown of our South Street Seaport location negatively impacted our fourth quarter, and for that matter, our third quarter results, we have long appreciated the importance of showcasing our exhibitions in New York City and we are working to secure an alternative site for possible relocation in the Times Square area. Overall, I am proud of what we achieved this past year at Premier. I believe we have stabilized the Company and positioned it for significant growth going forward."

New Stationary Exhibition Locations

Premier recently signed a long-term lease for a stationary (semi-permanent) location that will be utilized to showcase Bodies… The Exhibition and Titanic: The Experience in Buena Park, CA. The Company has leased the historic Movieland Wax Museum site at 7711 Beach Boulevard with an expected opening of both exhibitions this summer. Approximately 40,000 square feet of the property will be used for the exhibitions, retail and event space.

The Company is also currently negotiating to secure a potential semi-permanent space in the Times Square area of New York City. Premier expects the exhibition center to operate both Bodies…The Exhibition and Titanic: The Experience and hopes to open in the fall of this year.

Development of New Exhibitions

As part of Premier's ongoing efforts to expand its content portfolio and create new revenue streams, Premier has secured the development rights to several potential educational and entertainment exhibitions. The exhibitions would be owned and operated by the Company with intellectual and other property licensed from third parties. However, the exhibitions will not be developed beyond the conceptual exhibition design stage, and capital will not be committed, until Premier has secured firm commitments of interest and space from museums, exhibition centers, and other entertainment venues.

In November, the Company will open an exhibition about the life and death of the City of Pompeii at the Franklin Institute in Philadelphia. Under its license agreement for the artifacts included in the exhibition, Premier has the right to three museum exhibitions over the next three years.

Update on Titanic Monetization

As previously communicated, on October 15, 2012, the Company entered into a non-binding letter of intent with an entity representing a group of individuals (the "Consortium") working to effect a purchase of the stock of RMS Titanic, Inc. Since entering into the LOI, Premier has been negotiating exclusively with this group. The entity with whom the Company is negotiating has been soliciting federal, state, and local government entities, as well as philanthropic contributions, to build support to go public with a broader campaign to secure capital necessary to complete a transaction. They continue to request confidentiality until they feel comfortable that there is sufficient support to go public with the project.

Due to the complexity of the transaction and the many elements that are necessary for consummation, the process has taken longer that Premier had hoped. While the Company continues discussions with this group, Premier also recognizes the uncertainty of their completing a transaction and obtaining funding commitments. The Board is therefore considering the full range of strategic and financial alternatives in this regard, which likely will include retaining an investment bank, and will pursue possible paths in parallel.

The complexity of these assets, and the need to comply with the underlying court orders, require that any transaction or arrangement be more carefully structured and executed than a typical transaction. Timing is certainly a factor, but it is not the only factor. The Board and management, together, remain committed to maximizing shareholder value.

Restatement

As previously disclosed, Premier's annual report on Form 10-K will include restated financial statements for the first three quarters of fiscal 2013. The restatement relates to purchase accounting for the Company's acquisition of the assets of Arts and Exhibitions International, LLC. The restatement will result in changes to the Company's balance sheets for those quarters, with immaterial changes to the statements of operations and statements of cash flows.

Full Year & Fourth Fiscal Quarter 2013 Conference Call Information

Premier will host a conference call to discuss its financial results on Tuesday, May 28, 2013 at 5:30 p.m. (EDT). Investors in the U.S. can access the call by dialing 1-888-438-5535 and international callers may dial 1-719-325-2361. Callers should reference confirmation ID number 5355286. A transcript of the conference call will be made available on the Company's website: www.prxi.com.

(1) Adjusted EBITDA

See Table 4 below for reconciliations of Adjusted EBITDA to GAAP Net income (loss).

This press release contains certain financial measures that are not prepared in accordance with GAAP (generally accepted accounting principles in the U.S.). Such financial measures are referred to herein as "non-GAAP" and are presented in this press release in accordance with Regulation G as promulgated by the Securities and Exchange Commission. A reconciliation of each such non-GAAP measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes each such non-GAAP financial measure provides useful information to investors, is provided below.

Adjusted EBITDA is a non-GAAP financial measure that the Company defines as earnings before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets, impairment of intangible assets and fixed assets, and non-cash compensation expenses. The Company uses Adjusted EBITDA to evaluate the performance of its operating segments. The Company believes that information about Adjusted EBITDA assists investors by allowing them to evaluate changes in the operating results of the Company's portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with GAAP. A limitation on the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in the Company's business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies. Therefore, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.

About Premier Exhibitions

Premier Exhibitions, Inc. (Nasdaq:PRXI), located in Atlanta, GA, is a major provider of museum quality exhibitions throughout the world and a recognized leader in developing and displaying unique exhibitions for education and entertainment. The Company's exhibitions present unique opportunities to experience compelling stories using authentic objects and artifacts in diverse environments. Exhibitions are presented in museums, exhibition centers and other entertainment venues.

Additional information about Premier Exhibitions is available at www.prxi.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. The actual results or outcomes of Premier Exhibitions, Inc. may differ materially from those anticipated. Although Premier Exhibitions believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any such assumptions could prove to be inaccurate. Therefore, Premier Exhibitions can provide no assurance that any of the forward-looking statements contained in this press release will prove to be accurate.

In light of the significant uncertainties and risks inherent in the forward-looking statements included in this press release, such information should not be regarded as a representation by Premier Exhibitions that its objectives or plans will be achieved. Included in these uncertainties and risks are, among other things, fluctuations in operating results, general economic conditions, uncertainty regarding the results of certain legal proceedings and competition. Forward-looking statements consist of statements other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "intend," "expect," "will," "anticipate," "estimate" or "continue" or the negatives thereof or other variations thereon or comparable terminology. Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Premier Exhibitions' most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled "Risk Factors." Premier Exhibitions does not undertake an obligation to update publicly any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

		Table 1
Premier Exhibitions, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

	February 28, 2013	February 29, 2012
ASSETS
		(Audited)
Current assets:
Cash and cash equivalents	$ 6,393	$ 2,344
Certificates of deposit and other investments	407	405
Accounts receivable, net of allowance for doubtful accounts of $325 and $311, respectively	1,370	1,390
Merchandise inventory, net of reserve of $25 and $22, respectively	1,205	1,082
Deferred income taxes	8	44
Income taxes receivable	167	246
Prepaid expenses	1,177	1,078
Other current assets	562	88
Total current assets	11,289	6,677

Artifacts owned, at cost	2,933	2,990
Salvor's lien	1	1
Property and equipment, net of accumulated depreciation of $17,333 and $14,183, respectively	9,280	10,298
Exhibition licenses, net of accumulated amortization of $5,664 and $5,470, respectively	2,034	2,228
Film and gaming assets, net of accumulated amortization of $475 and $175, respectively	2,858	3,158
Other receivable, net of allowance for doubtful accounts of $574 and $206, respectively	34	15
Goodwill	250	--
Future rights fees	4,380	--
Restricted assets	3,618	--
Long-term exhibition costs	843	--
Subrogation rights	250	250
Total Assets	$ 37,770	$ 25,617

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$ 4,146	$ 4,707
Income taxes payable	175	3
Deferred revenue	2,363	2,254
Short-term portion of capital lease obligations	24	--
Short-term portion of notes payable	5,080	505
Total current liabilities	11,788	7,469

Long-Term liabilities:
Lease abandonment	1,903	2,397
Deferred income taxes	8	44
Long-term portion of capital lease obligations	83	--
Long-term portion of notes payable	2,629	575
Total long-term liabilities	4,623	3,016

Commitment and Contingencies

Shareholders' equity:
Common stock; $.0001 par value; authorized 65,000,000 shares; issued 49,072,364 and 47,883,927 shares, respectively; outstanding 49,070,355 and 47,881,918 shares, respectively	5	5
Additional paid-in capital	53,807	52,479
Accumulated deficit	(34,916)	(36,866)
Accumulated other comprehensive loss	(471)	(485)
Less treasury stock, at cost; 2,009 shares	(1)	(1)
Equity Attributable to Shareholders of Premier Exhibitions, Inc.	18,424	15,132
Equity Attributable to Non-controlling interest	2,935	--
Total liabilities and shareholders' equity	$ 37,770	$ 25,617

				Table 2
Premier Exhibitions, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
	4Q13	4Q12		(Audited)
Revenue:
Exhibition revenue	$ 4,560	$ 6,682	$ 29,584	$ 28,274
Merchandise and other	1,880	862	8,988	3,436
Management fee	208		819
Licensing fee	15	--	74	--
Total revenue	6,663	7,544	39,465	31,710

Cost of revenue:
Exhibition costs	3,083	3,950	15,289	15,881
Cost of merchandise sold	810	480	3,456	1,383
Total cost of revenue (exclusive of depreciation and amortization shown separately below)	3,893	4,430	18,745	17,264

Gross profit	2,770	3,114	20,720	14,446

Operating expenses:
General and administrative	3,171	3,598	14,647	13,958
Depreciation and amortization	876	984	3,525	3,922
Net loss on disposal of assets	134	283	134	256
Impairment of intangible assets and property and equipment	--	990	--	1,348
Litigation settlement	(309)	--	(309)	783
Total operating expenses	3,872	5,855	17,997	20,267

Income (loss) from operations	(1,102)	(2,741)	2,723	(5,821)

Interest expense	(138)	(29)	(681)	(33)
Gain on debt modification	--	--	81	--
Other income	3	4	23	10

Income (loss) before income taxes	(1,237)	(2,766)	2,146	(5,844)

Income tax expense (benefit)	2	137	279	176

Net income (loss)	(1,239)	(2,903)	1,867	(6,020)
Less: Net loss attributable to noncontrolling interests	(141)	--	(83)	(239)
Net income (loss) attributable to shareholders of Premier Exhibitions, Inc.	$ (1,098)	$ (2,903)	$ 1,950	$ (5,781)

Net income (loss) per share:
Basic income (loss) per common share	$ (0.02)	$ (0.06)	$ 0.04	$ (0.12)
Diluted income (loss) per common share	$ (0.02)	$ (0.06)	$ 0.04	$ (0.12)

Shares used in basic per share calculations	48,683,899	47,593,974	48,159,918	47,418,894
Shares used in diluted per share calculations	48,683,899	47,593,974	48,560,663	47,418,894

Comprehensive income (loss)	$ (1,091)	$ (2,908)	$ 1,964	$ (5,811)

				Table 3
Premier Exhibitions, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended February 28, 29,		Twelve Months Ended February 28, 29,
	2013	2012	2013	2012
Cash flows from operating activities:	4Q13	4Q12		(Audited)

Net income (loss)	$ (1,239)	$ (2,903)	$ 1,867	$ (6,020)
Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities:
Depreciation and amortization	876	984	3,525	3,922
Impairment of intangibles and fixed assets	--	990	--	1,348
Lease abandonment	(55)	(159)	(494)	(617)
Gain on debt modification	--	--	(81)	--
Stock based compensation	217	176	866	705
Allowance for doubtful accounts	94	102	382	143
Amortization of debt discount	138	--	678	--
Net loss on disposal of assets	134	283	134	256
Changes in operating assets and liabilities, net of effect of acquisitions:
(Increase) decrease in accounts receivable	302	(720)	6	1,040
(Increase) decrease in merchandise inventory, net of reserve	162	(157)	(98)	(330)
Decrease in note receivable	--	--	--	200
Decrease in prepaid expenses	262	500	82	29
(Increase) decrease in other assets	(396)	(6)	(474)	58
Increase in long-term exhibition costs	(181)	--	(341)	--
Decrease in income tax receivable	(12)	53	79	112
Increase in other receivable	(114)	(99)	(387)	(221)
Decrease (increase) in deferred revenue	273	(311)	109	(342)
Increase in accounts payable and accrued liabilities	(127)	(140)	(711)	(1,091)
Increase in income taxes payable	19	--	172	--
Total adjustments	1,592	1,496	3,447	5,212
Net cash provided (used) by operating activities	353	(1,407)	5,314	(808)

Cash flows used by investing activities:
Purchases of property and equipment	(514)	(201)	(1,059)	(1,167)
Proceeds from disposal of assets	3	10	3	37
Purchase of certificates of deposit	(1)	(1)	(1)	(5)
Redemption of certificates of deposit	--	402	--	402
Decrease in artifacts	10	7	57	21
Acquisition of assets of Exhibit Merchandising, LLC	--	--	(125)	--
Titanic expedition costs incurred	--	--	--	(262)
Investment in joint venture	--	--	--	77
Net cash provided (used) by investing activities	(502)	217	(1,125)	(897)

Cash flows from financing activities:
Proceeds from stock issuance	--	635	--	635
Purchase of treasury stock	(49)	(36)	(145)	(36)
Payments on capital lease obligations	(6)	--	(8)	--
Payments on notes payable	(181)	(136)	(758)	(297)
Proceeds from option and warrant exercises	622	--	758	8
Net cash provided (used) by financing activities	386	463	(153)	310

Effects of exchange rate changes on cash and cash equivalents	6	(5)	13	(25)
Net increase (decrease) in cash and cash equivalents	243	(732)	4,049	(1,420)
Cash and cash equivalents at beginning of period	6,150	3,076	2,344	3,764
Cash and cash equivalents at end of period	$ 6,393	$ 2,344	$ 6,393	$ 2,344

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$ 9	$ 20	$ 61	$ 20
Cash paid during the period for taxes	$ (4)	$ 23	$ 29	$ 60

Supplemental disclosure of non-cash investing and financing activities:
Unrealized gain (loss) on marketable securities	$ 1	$ --	$ 1	$ (5)
Assets purchased with notes payable	$ --	$ --	$ --	$ 1,377
Assets purchased with notes payable and equity in Premier Exhibitions Management, LLC	$ --	$ --	$ 14,451	$ --
Purchases of property and equipment under capital leases	$ --	$ --	$ 115	$ --
Non-cash debt repayment through restricted assets	$ 4,644	$ --	$ 4,644	$ --

				Table 4
Adjusted EBITDA
(In thousands)

	Three Months Ended		Year Ended
	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
	4Q13	4Q12

Net income (loss)	$ (1,239)	$ (2,903)	$ 1,867	$ (6,020)
Income tax expense	2	137	279	176
Other income	(3)	(4)	(23)	(10)
Loss on disposal	134	283	134	256
Gain on debt modification	--	--	(81)	--
Interest expense	138	29	681	33
Depreciation and amortization	876	984	3,525	3,922
Impact of Hurricane Sandy on New York City - Seaport	500	--	820	--
Litigation settlement	(309)	--	(309)	783
Impairment of intangibles and fixed assets	--	990	--	1,348
Stock-based compensation	59	176	866	705
Adjusted EBITDA(1)	$ 158	$ (308)	$ 7,759	$ 1,193

(1) Adjusted EBITDA

Adjusted EBITDA is defined as earnings before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets, impairment of intangible assets and goodwill, and non-cash compensation expenses. The Company uses Adjusted EBITDA to evaluate the performance of its operating segments. Adjusted EBITDA should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP.

				Table 5
Summary of General & Administrative expense
(In thousands)

	Three Months Ended		Twelve Months Ended
	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
	4Q13	4Q12

Compensation, excluding stock-based compensation	$ 1,688	$ 1,446	$ 7,385	$ 5,819
Stock-based compensation	59	176	866	705
Bad debt expense	--	(64)	14	(64)
Legal and other professional fees	438	1,298	2,657	2,650
Rent and other office expenses	340	363	1,353	1,579
Other	646	379	2,372	3,269
General & Administrative expense	$ 3,171	$ 3,598	$ 14,647	$ 13,958

				Table 6
Exhibition Revenue & Operating Statistics
(In thousands)

	Three Months Ended		Year Ended
	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
	4Q13	4Q12

Admissions revenue	$ 3,793	$ 5,561	$ 25,450	$ 24,601
Non-refundable license fees for current exhibitions	767	1,121	4,134	3,673
Total exhibition revenue	$ 4,560	$ 6,682	$ 29,584	$ 28,274

Number of venues presented	16	20	34	31
Total operating days	1,150	1,185	5,355	4,754
Total attendance (in 000's)	459	572	2,704	2,135
Average attendance per day	399	483	505	449
Average ticket price at permanents, museums and other locations	$ 14.62	$ 15.69	$ 15.09	$ 16.51
Average retail sales per attendee	$ 3.03	$ 2.19	$ 3.73	$ 2.17
CONTACT: Investor Contact:
         Michael J. Little
         Chief Financial Officer and
         Chief Operating Officer
         (404) 842-2600
         michael.little@prxi.com